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                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            CTI GROUP (HOLDINGS) INC.
                              ---------------------



         CTI Group (Holdings) Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST: By unanimous resolution of the Board of Directors of the Corporation, dated July 8, 1999, the Board of Directors duly adopted resolutions proposing and declaring advisable the following amendment to the Corporation's Certificate of Incorporation:

                           That the introductory paragraph of Article Four of
                  the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

                           "The total number of shares of common stock which the
                  Corporation shall have the authority to issue is Fifty Million (50,000,000) and the par value of each of such shares is One Cent ($.01), amounting in the aggregate to Five Hundred Thousand Dollars ($500,000)."

         SECOND: That at a duly noticed and convened Annual Meeting of Stockholders of the Corporation held on November 3, 1999, at which a quorum was present and acting throughout in person or by proxy, the stockholders of the Corporation have approved the aforesaid amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Anthony P. Johns, the Corporation's Chief Executive Officer and Chairman of the Board, and attested by Mary Ann Davis, Esq., the Corporation's Secretary, this 3rd day of November, 1999.



                                          CTI GROUP (HOLDINGS) INC.



                                          By:      /s/ Anthony P. Johns
                                                   ----------------------------
                                                   Anthony P. Johns
                                                   Chief Executive Officer and
                                                   Chairman of the Board